                                                               Exhibit 99.1

Release Date:                             Contact:
               October 16, 1995                    Jim Martinelli
                                                   Treasurer,
                                                   Director of Finance
                                                   & Accounting
                                                   (412) 352-4455

                              II-VI INCORPORATED
                       ANNOUNCES FIRST QUARTER RESULTS

PITTSBURGH, PA., October 16, 1995--II-VI Incorporated (NASDAQ NMS:IIVI) today reported results for its first fiscal quarter ended September 30, 1995. Net earnings for the period were $806,000 ($0.15 per share) on revenues of $8,088,000. These results compare with net earnings of $396,000 ($0.08 per share) on revenues of $5,446,000 in the first quarter of last fiscal year.

Bookings increased 35% to $8,017,000 for the quarter from $5,936,000 for the same period last year. This increase is attributable to Virgo Optics Division bookings and increased demand from the industrial markets of Europe, Japan and the United States.

Manufacturing gross margin was $3,401,000 or 43% of net sales for the quarter compared to $2,097,000 or 41% of net sales for the same period last year.
The increase reflects the lower per unit operating cost associated with the higher production volume, increased production efficiencies and yields, and favorable product mix.

Selling, general and administrative expenses were $2,131,000 or 26% of revenues for the quarter as compared to $1,472,000 or 27% of revenues for the same period last year. The expense increase is attributable to higher compensation expense associated with the Company's worldwide profit-driven bonus programs and expenses incurred at the Virgo Optics Division.



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II-VI Incorporated
October 16, 1995
Page 2


"During the quarter, we exceeded expectations and are well positioned in our markets to continue this strong growth" said Carl J. Johnson, chairman and chief executive officer. Francis J. Kramer, president and chief operating officer stated "Our domestic and foreign manufacturing expansion programs are on schedule and will allow us to continue to meet increased customer demands."

Headquartered in Saxonburg, Pennsylvania II-VI Incorporated designs, manufactures and markets optical and electro-optical components, devices and materials for precision use in infrared, near infrared, visible light and x-ray instruments and applications. The Company's infrared products are used in high-power CO\\2\\ (carbon dioxide) lasers for industrial processing worldwide. The Company's Virgo Optics Division manufactures near infrared and visible light products used in industrial, scientific and medical instruments and solid-state YAG (yttrium aluminum garnet) lasers. II-VI is also developing and marketing solid-state x-ray and gamma-ray products for the nuclear radiation detection industry through its eV PRODUCTS division.


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II-VI Incorporated and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
($000 except share data)

                                                     Three Months Ended
                                                        September 30,
                                                     ------------------
                                                       1995       1994
                                                     --------   --------
Revenues

Net Sales                                               7,957      5,161
Contract research and development                         131        285
                                                       ------     ------
                                                        8,088      5,446
                                                       ------     ------
Costs, Expenses & Other Income

Costs of goods sold                                     4,556      3,064
Contract research and development                         101        198
Internal research and development                         148        132
Selling, general and administrative expenses            2,131      1,472
Other (income) expense - net                               16         11
                                                       ------     ------
                                                        6,952      4,877
                                                       ------     ------

Earnings Before Income Taxes                            1,136        569

Income Tax Expense                                        330        173
                                                       ------     ------

Net Earnings                                           $  806     $  396
                                                       ======     ======

Earnings Per Share                                     $ 0.15     $ 0.08
                                                       ======     ======

Average Shares Outstanding                              5,506      5,114

All share data reflects the two-for-one stock split which was effected on the close of business September 6, 1995.